Exhibit 99.1
MRV ANNOUNCES REVISED THIRD QUARTER REVENUE GUIDANCE
CHATSWORTH, CA — October 2, 2008 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of products and services for WDM and optical transport, metro Ethernet, fiber optic components, 10GE, out-of-band networking and other optical networking products, today announced that it had revised previously announced revenue guidance for the third quarter ended September 30, 2008.
Based on preliminary information, revenues for the third quarter are expected to be in the range of $127 to $129 million. This compares to previous guidance for the third quarter of 2008 of $139 million to $144 million. The Company attributed the expected revenue shortfall in part due to:
•	a longer-than-expected transition to a new facility in Chengdu, China that adversely impacted product shipments of its Source Photonics fiber-optics subsidiary during the quarter, and

•	currency exchange rate fluctuations during the quarter and softer sales in Europe during the summer months that adversely affected the performance of its network integration business.
These factors were partially offset by a strong third quarter performance of MRV’s network equipment business which continued its strong year-over-year growth trend.
MRV has not provided, and is not providing preliminary bottom-line financial guidance for the quarter at this time in light of the previously-announced and ongoing internal review of its historical stock option granting practices, the associated accounting impact of such practices and of other matters and the expected restatement of its financial statements.
MRV plans to provide additional information regarding its third quarter revenue results and discuss its business outlook prior to and during its regular quarterly conference call for investors. Such additional information, and the date and time of the conference call, will be announced later this month.
Forward-Looking Statements
This press release contains statements regarding preliminary revenue results expected for the third quarter ended on September 30, 2008 and the reasons attributed by management for the short-fall in such results and are based on management’s current assessments. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words

Exhibit 99.1-1

such as “expects,” “anticipates,” “believes,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “seeks,” “should,” “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of actual results or the reasons therefor, which may vary materially from current expectations.
In addition, there are a number of risks associated with matters relating to the ongoing review by the special committee of independent directors of MRV’s historical stock option practices and the company’s accounting for earnouts and profit sharing in certain subsidiaries, the extent to which additional equity-based compensation expense will be recognized as a result of the ongoing review; the timing of the Company’s filings relating to any restated financial information; the impact of any regulatory review of the disclosures in those documents; and the potential impact of related civil litigation. We cannot predict when either the internal review or expected restatement of MRV’s financial statements will be completed and there may be negative tax or other implications for MRV resulting from the accounting adjustments. There can be no assurance that we will maintain our Nasdaq listing. We cannot predict the outcome of the internal review, or any lawsuit or other proceeding related to the matters under review by the special committee. Dealing with matters related to the subject matter of the special committee’s review and the allegations made in pending or other lawsuits could divert management’s attention from our operations and expenses arising from the special committee’s review, the expected restatement, related litigation and other associated activities are expected to continue to be significant. These events could adversely affect our business and the price of our common stock.
All information in this release is as of October 2, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
About MRV Communications, Inc. MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley, Chris Danne
(818) 886-MRVC (6782)	maria@blueshirtgroup.com ir@mrv.com
(415) 217-7722

Exhibit 99.1-2